                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 14A

                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Extended Stay America, Inc.
------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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         pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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    paid previously.  Identify the previous filing by registration statement
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

                        [LOGO OF EXTENDED STAY AMERICA]


    450 East Las Olas Boulevard, Suite 1100, Fort Lauderdale, Florida 33301

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 19, 1999

     You are cordially invited to attend the annual meeting of stockholders of Extended Stay America, Inc., which will be held at the Broward Center for the Performing Arts, 201 Southwest Fifth Avenue, Fort Lauderdale, Florida on Wednesday, May 19, 1999, at 11:00 a.m., Eastern time, for the following purposes:

         1.       To elect directors.

         2. To ratify the action of the Board of Directors in appointing PricewaterhouseCoopers LLP as your Company's independent auditors for 1999.

         3. To transact any other business that may be presented at the meeting.

     Only stockholders of record at the close of business on March 22, 1999 are entitled to vote at the meeting. A list of those stockholders will be available during normal business hours for a period of 10 days prior to the meeting. The list may be examined by any stockholder, for any purpose relevant to the meeting, at our offices at 450 East Las Olas Boulevard, Suite 1100, Fort Lauderdale, Florida.

     A proxy statement and a proxy card solicited by our Board of Directors are enclosed with this notice. It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to mark, date, and sign the enclosed proxy card and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.


                                         Robert A. Brannon
                                         Senior Vice President, Chief Financial
                                         Officer, Secretary, and Treasurer


Fort Lauderdale, Florida
March 30, 1999


               --------------------------------------------------
               YOU ARE URGED TO MARK, DATE, AND SIGN THE ENCLOSED
                   PROXY AND RETURN IT PROMPTLY. THE PROXY IS
                     REVOCABLE AT ANY TIME PRIOR TO ITS USE
               --------------------------------------------------

                          EXTENDED STAY AMERICA, INC.

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                                 May 19, 1999


     We sent you this Proxy Statement because our Board of Directors is soliciting your proxy to vote your shares of Extended Stay America at our upcoming Annual Meeting of Stockholders for 1999, and at any postponement or adjournment of that meeting. The meeting is to be held at the Broward Center for the Performing Arts, 201 Southwest Fifth Avenue, Fort Lauderdale, Florida at 11:00 a.m., Eastern time, on May 19, 1999. If your proxy is properly executed and returned in a timely manner, it will be voted at the meeting according to the directions you provide. If you do not provide any direction, your proxy will be voted for the election as directors of the nominees named in this Proxy Statement and to ratify the selection of PricewaterhouseCoopers LLP as independent auditors for 1999. They will also be voted on any other matters presented for a vote in accordance with the judgment of the persons acting under the proxies. You have the power to revoke your proxy at any time before it is voted, either in person at the meeting, by written notice to the Secretary of the Company, or by delivery of a later-dated proxy.

     Our principal executive offices are located at 450 East Las Olas Boulevard, Suite 1100, Fort Lauderdale, Florida 33301 (telephone 954/713-1600). This Proxy Statement is dated March 30, 1999 and we expect to mail proxy materials to you beginning on or about that date. In this Proxy Statement, the words "Extended Stay America," "Company," "we," "our," "ours," and "us" refer to Extended Stay America, Inc. and its subsidiaries.

                     SHARES OUTSTANDING AND VOTING RIGHTS

     Only stockholders of record at the close of business on March 22, 1999 are entitled to vote at the annual meeting of stockholders. The only voting stock of the Company outstanding is our common stock (the "Common Stock"), of which 95,974,679 shares were outstanding as of the close of business on March 22, 1999. Each share of Common Stock is entitled to one vote.

     The six nominees who receive the highest number of affirmative votes will be elected as directors. For this purpose, only the affirmative votes from the holders of the shares of the Common Stock that are present in person or represented by proxy and entitled to vote at the meeting will be counted. In general, approval of any other matter by stockholders requires the affirmative vote of the holders of a majority of the shares of the Common Stock that are present in person or represented by proxy and entitled to vote at the meeting. Abstentions, directions to withhold authority, and broker non-votes are counted as shares present in the determination of whether the shares of Common Stock represented at the meeting constitute a quorum. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Thus, an abstention from voting on a matter has the same legal effect as a vote against the matter. Broker non-votes and directions to withhold authority are counted as present, but are deemed not entitled to vote on proposals for which brokers do not have discretionary authority and, therefore, have no effect other than to reduce the number of affirmative votes needed to approve a proposal. An automated system administered by our transfer agent will be used to tabulate the votes .

1.    ELECTION OF OUR BOARD OF DIRECTORS

     Six directors are to be elected at the meeting. We have designated the persons named below as nominees for election as directors. If elected, they will serve for a term expiring at the annual meeting of stockholders in 2000. All of the nominees are serving as directors as of the date of this Proxy Statement.

     Unless you otherwise instruct us, your properly executed proxy, that is returned in a timely manner, will be voted for election of these six nominees. If, however, any of these nominees should be unable or should fail to act as a nominee because of an unexpected occurrence, your proxy will be voted for such other person as the holders of your proxy, acting in their discretion, may determine. In the alternative, the Board of Directors may make a reduction in the number of directors to be elected.

     Biographical information concerning our six nominees is presented below.

     H. Wayne Huizenga, age 61, became one of our director's in August 1995 and serves as the Chairman of our Board of Directors. Mr. Huizenga has also served as Chairman of the Board of Republic Industries, Inc. ("Republic"), which owns the nation's largest chain of franchised automotive dealerships, is building a chain of used vehicle megastores, and owns National Car Rental and Alamo Rent-A-Car, since August 1995. Since October 1996, Mr. Huizenga has served as Co-Chief Executive Officer of Republic and from August 1995 until October 1996, Mr. Huizenga served as Chief Executive Officer of Republic. Since June 1998, Mr. Huizenga has served as a director of NationsRent, Inc. ("NationsRent"), a developing national equipment rental company which markets products and services primarily to a broad range of construction and industrial customers. Since May 1998, Mr. Huizenga has served as Chairman of the Board and Chief Executive Officer of Republic Services, Inc. ("Republic Services"), a leading provider of non-hazardous solid waste collection and disposal services. Since September 1996, Mr. Huizenga has been Chairman of the Board of Florida Panthers Holdings, Inc. ("FPHI"), a leisure-time, recreation, sports, and entertainment company which owns and operates the Florida Panthers professional sports franchise and certain resort and other facilities. From September 1994 until October 1995, Mr. Huizenga served as the Vice-Chairman of Viacom Inc. ("Viacom"), a diversified entertainment and communications company. During the same period, Mr. Huizenga also served as the Chairman of the Board of Blockbuster Entertainment Group, a division of Viacom. From April 1987 through September 1995, Mr. Huizenga served as the Chairman of the Board and Chief Executive Officer of Blockbuster Entertainment Corporation ("Blockbuster"), during which time he helped build Blockbuster from a 19-store chain into the world's largest video rental company. In September 1994, Blockbuster merged into Viacom. In 1971, Mr. Huizenga co-founded Waste Management, Inc. ("Waste Management"), which he helped build into the world's largest integrated solid waste services company, and he served in various capacities, including President, Chief Operating Officer and a director from its inception until 1984. Mr. Huizenga also currently owns or controls the Miami Dolphins, a professional sports franchise, as well as Pro Player Stadium, in South Florida and is a director of theglobe.com, an internet on-line community.

     George D. Johnson, Jr., age 56, has been our President, Chief Executive Officer, and a director since January 1995. He is responsible for all aspects of our development, operation, marketing, and personnel. Mr. Johnson is the former President of the Consumer Products Division of Blockbuster Entertainment Group, a division of Viacom. In this position he was responsible for all U.S. video and music stores. Mr. Johnson has over 30 years of experience developing and managing various businesses. He was formerly the managing general partner of WJB Video, the largest Blockbuster franchisee which developed over 200 video stores prior to a merger with Blockbuster in 1993. Mr. Johnson also is the managing member of American Storage, LLC, a chain of 25 self-storage facilities located in the Carolinas and Georgia. He formerly served as a director of Viacom and Chairman of the Board of Home Choice Holdings, Inc. and currently serves on the board of directors of Republic, FPHI, and Duke Energy Corporation. He has been the Chairman of the Board of Directors of Johnson Development Associates, Inc. since its founding in 1986. Johnson Development Associates, Inc. is a real estate management, leasing, and development company controlling approximately four million square feet of commercial, retail, and industrial property located in the Carolinas and Georgia which are owned by various partnerships controlled by Mr. Johnson and his brother, Stewart H. Johnson. Mr. Johnson practiced law in Spartanburg, South Carolina from 1967 until 1986 and served three terms in the South Carolina House of Representatives.

     Donald F. Flynn, age 59, became one of our directors in August 1995. Mr. Flynn is Chairman and Chief Executive Officer of Flynn Enterprises, Inc., a venture capital, hedging, and consulting firm based in Chicago, Illinois. Since February 1997, Mr. Flynn has been the Vice Chairman of Blue Chip Casino, Inc., an owner and operator of a riverboat gaming vessel located in Michigan City, Indiana. Since February 1998, Mr. Flynn also has been the Chairman of LKQ Corporation, a company engaged in the automobile recycling business. Mr. Flynn was Chairman of the Board from July 1992 until February 1996 and Chief Executive Officer from July 1992 to May 1995 of Discovery Zone, Inc. ("Discovery Zone"), which is an operator and franchisor of family entertainment centers. In March 1996, Discovery Zone filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code, and in July 1997 emerged from bankruptcy with a court-approved plan of reorganization. From 1972 through 1990, Mr. Flynn held various positions with Waste Management, including Senior Vice President and Chief Financial Officer. Mr. Flynn was one of the original investors in, and a director of, Blockbuster from February 1987 until September 1994 when Blockbuster was sold to Viacom. Mr. Flynn also serves as a director of Psychemedics Corporation ("Psychemedics"), a provider of drug testing services.

     Stewart H. Johnson, age 55, became one of our directors in August 1995.
Mr. Johnson is currently the Chairman of the Board of Directors and Chief Executive Officer of Morgan Corporation, a privately-held construction company specializing in site preparation. Mr. Johnson has been directing the operations of Morgan Corporation since 1971. Mr. Johnson also serves as Secretary for Johnson Development Associates, Inc. Mr. Johnson is the brother of George D. Johnson, Jr., our Chief Executive Officer.

     John J. Melk, age 62, became one of our directors in August 1995. Mr. Melk has been Chairman and Chief Executive Officer of H2O Plus, Inc., a bath and skin care product manufacturer and retail distributor, since 1988. Mr. Melk has been a private investor in various businesses since March 1984 and prior to March 1984, he held various positions with Waste Management and its subsidiaries, including President of Waste Management International plc, a subsidiary of Waste Management. Mr. Melk also serves as a director of Psychemedics and of Republic. From February 1987 until March 1989 and from May 1993 until September 1994, Mr. Melk served as a director of Blockbuster. He also served as the Vice Chairman of Blockbuster from February 1987 until March 1989.

     Peer Pedersen, age 74, became one of our directors in August 1995. He is the founder and has been Chairman of the law firm of Pedersen & Houpt, P.C., in Chicago, Illinois for more than five years. He also serves on the board of directors of Boston Chicken, Inc.

                 We recommend that you vote "FOR" the election
                     of each of the nominees for director.

Meetings and Committees of the Board

     Our Board of Directors has three standing committees. They are the Executive Committee, the Audit Committee, and the Compensation Committee. The functions and membership of each Committee are described below. The Board does not have a standing nominating committee. During 1998, the Board of Directors held four meetings, at which all of the directors were present, and acted once by unanimous written consent.

     The Executive Committee, which is composed of H. Wayne Huizenga and George
D. Johnson, Jr., has the same powers and authority as the Board of Directors and may act when the Board is not in session, subject to the limitations of the Delaware General Corporation Law and our certificate of incorporation and bylaws. The Audit Committee's functions include making recommendations to the Board of Directors on the selection of our independent auditors, reviewing the arrangements for, and scope of, the independent auditors' examination, meeting with the independent auditors, the Board of Directors, and certain of our officers to review the adequacy of internal controls and reporting, and performing any other duties or functions deemed appropriate by the Board of Directors. Messrs. Flynn and Pedersen are currently the members of the Audit Committee. The Compensation Committee is responsible for establishing and making recommendations to the Board of Directors regarding salaries to be paid to our officers and is responsible for the administration and interpretation of, and the granting of options under, our various stock option plans. Messrs. Flynn and Melk are currently the members of the Compensation Committee.

     Nominations for election of directors are made by the Board of Directors. Nominations also may be made by a committee appointed by the Board or by any stockholder entitled to vote in the election of directors. See "Submission of Stockholder Proposals for the 2000 Annual Meeting" at the end of this Proxy Statement for a description of the procedures you need to follow if you want to nominate someone as a director.

     During 1998, the Audit Committee held one meeting and the Compensation Committee acted 94 times by unanimous written consent. During 1998, the Executive Committee acted once by unanimous written consent. In 1998, no director attended less than 75% of the aggregate of all meetings of the Board and all meetings held by committees of the Board on which such director served.

2.   APPOINTMENT OF OUR INDEPENDENT AUDITORS

     Subject to your ratification, the Board of Directors has selected the accounting firm of PricewaterhouseCoopers LLP to serve as our independent auditors for 2000. PricewaterhouseCoopers LLP has served as our independent auditors since the formation of our Company in January 1995. Representatives of PricewaterhouseCoopers LLP will be available at the annual meeting to respond to your questions. They have advised us that they do not presently intend to make a statement at the annual meeting, although they will have the opportunity to do so.

       We recommend that you vote "FOR" ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for 1999.

                                  OTHER MATTERS

     We know of no matters to be brought before the annual meeting other than those described above. If any other business should come before the meeting, we expect that the persons named in the enclosed proxy will vote your shares in accordance with their best judgment on that matter.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of March 22, 1999, certain information regarding the beneficial ownership of the Common Stock by:

     o each person known by us to be the beneficial owner of 5% or more of the outstanding Common Stock;

     o each of our directors and executive officers; and

     o all of our directors and executive officers as a group.

     There were approximately 450 record holders and approximately 8,200 beneficial holders of Common Stock and 95,974,679 shares of Common Stock outstanding on that date.

                                                                   Shares Beneficially
                                                                          Owned
                                                                  --------------------
                Name(1)                                           Number(2)   Percent
                -------                                           ---------   -------
        The Equitable Companies, Incorporated (3)..............   14,181,208   14.8%
        Putnam Investments, Inc. (4)...........................   11,195,978   11.7
        FMR Corp. (5)..........................................    5,859,603    6.1
        T. Rowe Price (6)......................................    5,791,400    6.0
        H. Wayne Huizenga (7)..................................    9,708,035   10.1
        George D. Johnson, Jr. (8).............................    4,796,354    5.0
        Robert A. Brannon (9)..................................    1,157,344    1.2
        Jay S. Witzel..........................................      100,000      *
        Donald F. Flynn (10)...................................      543,154      *
        Stewart H. Johnson (11)................................    1,316,970    1.4
        John J. Melk(12).......................................       79,460      *
        Peer Pedersen..........................................    1,372,460    1.4
        All directors and executive officers
          as a group (8 persons) (7)(8)(9)(10)(11)(12).........   19,078,537   19.4%

-----------
*    Represents less than 1% of the outstanding Common Stock.

(1) Unless otherwise indicated, the address of such person is c/o Extended Stay America, Inc., 450 E. Las Olas Boulevard, Suite 1100, Fort Lauderdale, Florida 33301.

(2) The numbers and percentages of shares owned by the directors, the Named Executive Officers, and by all officers and directors as a group assume in each case that currently outstanding stock options covering shares of Common Stock which were exercisable within 60 days of March 22, 1999 had been exercised by that person or group as follows: (i) H. Wayne Huizenga-528,125; (ii) George D. Johnson, Jr.--906,250; (iii) Robert A. Brannon-674,190; (iv) Jay S. Witzel-100,000; (v) Donald F. Flynn-60,000;
     (vi) Stewart H. Johnson--60,000; (vii) John J. Melk--60,000; (viii) Peer Pedersen--60,000; and (ix) all directors and executive officers as a group--2,448,565.

(3) The number of shares of Common Stock shown as beneficially owned was derived from an Amendment to Schedule 13G dated February 10, 1999 filed with the Securities and Exchange Commission by the listed stockholder. The Equitable Companies Incorporated is located at 1290 Avenue of the Americas, New York, New York 10104.

(4) The number of shares of Common Stock shown as beneficially owned was derived from an Amendment to Schedule 13G dated January 26, 1999 filed with the Securities and Exchange Commission by the listed stockholder. Putnam Investments, Inc. is located at One Post Office Square, Boston, Massachusetts 02109.

(5) The number of shares of Common Stock shown as beneficially owned was derived from a Schedule 13G dated February 1, 1999 filed with the Securities and Exchange Commission by the listed stockholder. FMR Corp. is located at 82 Devonshire Street, Boston, Massachusetts 02109.

(6) The number of shares of Common Stock shown as beneficially owned was derived from a Schedule 13G dated February 12, 1999 filed with the Securities and Exchange Commission by the listed stockholder. T. Rowe Price Associates, Inc. is located at 100 E. Pratt Street, Baltimore, Maryland 21202.

(7) Includes 9,179,910 shares of Common Stock beneficially owned by Huizenga Investments Limited Partnership, a limited partnership controlled by Mr. Huizenga.

(8) Includes 3,890,104 shares of Common Stock beneficially owned by GDJ, Jr. Investments Limited Partnership, a limited partnership controlled by George
     D. Johnson, Jr.

(9) Includes 483,154 shares of Common Stock beneficially owned by Brannon Investments, L.P., a limited partnership controlled by Mr. Brannon.

(10) Includes 420,000 shares of Common Stock beneficially owned by DNB, L.P., a limited partnership controlled by Mr. Flynn and 63,154 shares of Common Stock held in a trust of which Mr. Flynn is a trustee and beneficiary.

(11) Includes 49,088 shares of Common Stock held in a trust for the benefit of George D. Johnson, Jr., of which Stewart H. Johnson is the trustee.

(12) Includes 19,460 shares of Common Stock beneficially owned by M Group Investments IV, L.P., a limited partnership controlled by Mr. Melk.

                             EXECUTIVE COMPENSATION

     The following table sets forth, on an annualized basis with respect to salary information, information regarding the compensation we paid to our Chief Executive Officer and each of our other executive officers (hereinafter, the "Named Executive Officers") for all services they rendered to us during 1996, 1997, and 1998. We do not have a restricted stock award program or a long-term incentive plan. Our directors were not paid any cash compensation for their services during 1998, but were reimbursed for their out-of-pocket expenses. Beginning in 1999, our non-employee directors will be paid $5,000 per quarter and will be reimbursed for their out-of-pocket expenses.


                          SUMMARY COMPENSATION TABLE

                                                                                      Long-Term
                                                                                    Compensation
                                                      Annual Compensation              Awards
                                                                        Other        Securities
                                                                       Annual        Underlying        All Other
    Name and Principal                        Salary       Bonus    Compensation    Options/SARs     Compensation
         Position                    Year       ($)         ($)          ($)             (#)              ($)
--------------------------           ----    -------      ------   --------------   -------------   --------------
George D. Johnson, Jr............    1998         --        --           --           1,250,000            --
   President and Chief               1997         --        --           --             900,000            --
     Executive Officer               1996    200,000        --           --                  --            --
Robert A. Brannon................    1998    275,000        --           --             350,000            --
   Senior Vice President,            1997    225,000        --           --             225,000            --
     Chief Financial Officer,        1996    175,000        --           --              78,504            --
     Secretary, and Treasurer
Jay S. Witzel....................    1998    300,000        --           --             300,000        37,997(1)
   President and Chief               1997    250,000                                    250,000        16,690(1)
     Operating Officer of
     ESA Management, Inc.
-----------

(1) Represents the taxable portion of reimbursed relocation expenses.

     The following table sets forth individual grants of stock options made to the Named Executive Officers during 1998. The regular option grant for 1999 was made in November 1998 and is reflected in the table.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         Potential Realizable
                                                     Percent of                            Value at Assumed
                                                    Total Options                        Annual Rates of Stock
                                                     Granted to   Exercise                Price Appreciation
                                Date of   Options   Employees in  or Base   Expiration    for Option Term(3)
     Name                      Grant(1)   Granted    Fiscal Year   Price(2)    Date        5%            10%
     ----                      --------   -------   ------------- --------- ---------- -----------  ------------
George D. Johnson, Jr........    1/8/98    625,000       9.02%     $11.38     1/8/08   $ 4,471,048   $11,330,513
                                11/2/98    625,000       9.02        9.50    11/2/08     3,734,062     9,462,846
                                        ----------     ------                          -----------  ------------
                                         1,250,000      18.04                            8,205,110    20,793,359

Robert A. Brannon............    1/8/98    200,000       2.89       11.38     1/8/08     1,430,735     3,625,764
                                11/2/98    150,000       2.16        9.50    11/2/08       896,175     2,271,083
                                        ----------     ------                          -----------  ------------
                                           350,000       5.05                            2,326,910     5,896,847

Jay S. Witzel................    1/8/98    150,000       2.16       11.38     1/8/08     1,073,051     2,719,323
                                11/2/98    150,000       2.16        9.50    11/2/08       896,175     2,271,083
                                        ----------     ------                          -----------  ------------
                                           300,000       4.33                            1,969,226     4,990,406
-----------

(1) Except for specific situations, the options granted become exercisable as to one-fourth of the grant on each of the first, second, third, and fourth anniversary of the date of grant.
(2) Under the Employee Plans, the exercise price must be the fair market value of the Common Stock on the date of grant.
(3) These amounts represent certain assumed annual rates of appreciation calculated from the exercise price, as required by the rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and Common Stock holdings depend on the future performance of the Common Stock. We cannot assure you that the amounts reflected in this table will be achieved.

     The following table provides certain information concerning the value of unexercised options to purchase Common Stock at December 31, 1998 for the Named Executive Officers. No options to purchase Common Stock were exercised by the Named Executive Officers during 1998.

                        AGGREGATE 1998 OPTION/SAR VALUES

                                                      Number of Securities           Value of Unexercised
                                                     Underlying Unexercised          In-the-Money Options/
                                                    Options/SARs at 12/31/98           SARs at 12/31/98*
                                                   Exercisable    Unexercisable   Exercisable    Unexercisable
                                                   ----------------------------   ----------------------------
     Name                                              (#)             (#)            ($)             ($)
     ----                                          -----------    -----------     -----------    -----------
George D. Johnson, Jr.............................    525,000      2,025,000        1,200,000     1,025,000
Robert A. Brannon.................................    548,315        708,939        3,676,842     1,375,608
Jay S. Witzel.....................................     62,500        487,500               --       150,000
-----------

* This column indicates the aggregate amount, if any, by which the market value of the Common Stock on December 31, 1998 exceeded the options' exercise price, based on the closing per share sale price of the Common Stock on that date of $10.50 on the New York Stock Exchange.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee is currently composed of Messrs. Flynn and Melk. It determines the compensation of our executive officers. Neither Mr. Flynn nor Mr. Melk is an employee of the Company nor are they officers of any entity for which one of our executive officers makes compensation decisions.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires our executive officers and directors, and any other person who owns more than 10% of the Common Stock, to file reports of ownership with the Securities and Exchange Commission. They also are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of the forms we received, we note that that Mr. Peer Pedersen and Mr. Gregory R. Moxley, our Vice President-Finance, each filed one untimely report. We believe that during 1998 all other filing requirements were complied with.

     In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions "Report of the Compensation Committee" and "Performance Graph" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by us under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                      REPORT OF THE COMPENSATION COMMITTEE

     The compensation of our executive officers is generally determined by the Compensation Committee of our Board of Directors. The Compensation Committee, which consists of two of our directors who are not officers or employees, also grants stock options to our key employees and consultants. The following report is about compensation paid or awarded to our executive officers during 1998 and is furnished by our directors who then comprised the Compensation Committee.

General Policies

     Our compensation program is intended to enable the Company to attract, motivate, reward, and retain the management talent it needs to achieve its corporate objectives in a highly competitive industry, and thereby increase stockholder value. It is our policy to provide incentives to the Company's senior management to achieve both short-term and long-term goals. To attain these goals, our policy is to provide a significant portion of executive compensation in the form of at-risk, incentive-based compensation, like stock options. We believe that such a policy, which directly aligns the financial interests of management with your financial interests, provides the proper incentives to attract, reward, and retain high quality management. In determining the nature and amounts of compensation for the Company's executive officers, we take into account all factors that we consider relevant, including overall business conditions and those in the lodging industry, the Company's performance in light of those conditions, the market rates of compensation for executives of similar backgrounds and experience, and the performance of the specific executive officer.

     Section 162(m) of the Internal Revenue Code limits the deduction for federal income tax purposes of certain compensation paid by any publicly-held corporation to its chief executive officer and its four other highest compensated officers to $1 million per executive (the "$1 million cap"). The $1 million cap does not apply to "performance-based" compensation plans as defined under Section 162(m). We believe that the Company's stock option plans qualify as "performance-based" plans that are not subject to the $1 million cap. The other compensation currently paid to the Company's executive officers is not expected to exceed the $1 million cap.

Cash Compensation

     Cash compensation paid to the Company's executive officers consists primarily of salary. In 1998, 1997, and 1996, bonuses generally have not been part of our general executive compensation structure.

     We are aware that most executive officers, upon joining the Company, experienced a significant reduction in annual cash compensation from their prior employment. In addition, we believe, based on the general knowledge and experience of our members, that base salaries for the Company's executive officers are generally low relative to (i) cash salaries of similarly sized or otherwise comparable companies, (ii) the contributions of the executive officers to the Company's development and growth, and (iii) their experience, responsibilities, and achievements. We determine base salaries for executive officers through a subjective assessment of responsibilities and position within the Company, individual performance, and the Company's overall performance. No specific corporate performance measures are considered.

Stock Options

     We consider incentive compensation in the form of stock options to be an integral, important, and relatively large part of executive compensation in particular and employee compensation generally. We have granted all stock options with an exercise price equal to the fair market value of the Common Stock on the grant date.

     We grant stock options generally to executive officers and other corporate level employees upon their commencement of employment and annually near the beginning of each year. When making grants, we consider factors specific to each employee such as salary, position, and responsibilities. We also consider factors such as the rate of the Company's development and growth, revenue growth, and increases in the market value of the Common Stock. Option grants relating to recruiting and employment offers and special circumstances are recommended by management.

Chief Executive Officer Compensation

     George D. Johnson, Jr. founded the Company in January 1995 and has been its President and Chief Executive Officer since that time. Mr. Johnson's annual compensation was determined using the same criteria that we used to determine compensation levels for other corporate officers and was based on our assessment of Mr. Johnson's overall performance and on information regarding awards made by similar companies. We believe that Mr. Johnson's experience, dedication, and knowledge have been of vital importance to the successful and ongoing growth of the administration and operations of the Company. We did not assign any specific weighting to these factors. In our view, Mr. Johnson's 1998 compensation package reflected an appropriate balance of (i) the Company's performance in 1998, (ii) Mr. Johnson's own performance level, and (iii) competitive standards. The Company does not pay Mr. Johnson any cash salary or bonus but rather compensates him exclusively through stock option grants. We believe that tying Mr. Johnson's remuneration to the performance of the Company's Common Stock will motivate Mr. Johnson to maximize stockholder value and is consistent with our policy of compensating the Company's senior executives, like Messrs. Huizenga and Johnson, primarily through annual stock option grants. For 1998, we granted Messrs. Huizenga, Johnson, Mr. Robert A. Brannon, the Company's Senior Vice President, Chief Financial Officer, Secretary, and Treasurer, and Mr. Jay S. Witzel, the President and Chief Operating Officer of ESA Management, Inc., options to purchase 312,500, 625,000, 200,000, and 150,000 shares of Common Stock, respectively, at an exercise price of $11.375 per share. For the 1999 regular grant, which we made in November 1998, we granted Messrs. Huizenga, Johnson, Brannon, and Witzel options to purchase 312,500, 625,000, 150,000, and 150,000 shares of Common Stock, respectively, at an exercise price of $9.50 per share.

                                               Compensation Committee Members
                                                    Donald F. Flynn
                                                    John J. Melk

                               PERFORMANCE GRAPH

     The following graph compares the percentage change in the cumulative total returns on the Common Stock, the Dow Jones Lodging Index, and the Standard & Poor's 500 Index (assuming dividend reinvestment, except in our case because we have never paid cash dividends on the Common Stock) for the period beginning on December 13, 1995 (which was the date the Common Stock began trading publicly) and ending on December 31, 1998 (which was the last day of our 1998 fiscal year).

                         Comparison of Cumulative Return
                   vs. Dow Jones Lodging and S&P 500 Indices *

                       [PERFORMANCE GRAPH APPEARS HERE]

                                                  1995              1996             1997              1998
                                             --------------    -------------     -------------    -------------
     Company/Index Name                       12/13   12/29    6/28     12/31    6/30     12/31   6/30     12/31
     ------------------                       -----   -----    ----     -----    ----     -----   ----     -----
Extended Stay America, Inc................   $100.00  $211.54 $242.31  $309.62  $242.31  $191.35 $173.08  $161.54
Dow Jones Lodging Index...................    100.00   101.46  142.77   122.05   134.29   169.05  159.99   128.03
S&P 500 Index.............................    100.00    99.07  107.87   119.15   142.38   156.10  182.38   197.72

-----------
* Assumes $100 invested on December 13, 1995 in the Common Stock, the Dow Jones Lodging Index, and the S&P 500 Index. Historical results are not necessarily indicative of future performance.

                              CERTAIN TRANSACTIONS

     In connection with the operation of our business, we have leased airplanes from companies owned by George D. Johnson, Jr., our President and Chief Executive Officer, Stewart Johnson, one of our directors, and members of their families. We paid an aggregate of $983,000, $1,682,000, and $1,726,000 under those leases for 1996, 1997, and 1998, respectively. We believe, however, that the terms of our use of these aircraft were at least as favorable to us as we could have obtained from an unaffiliated third party.

     We also lease space for our regional office in Spartanburg, South Carolina from Johnson Development Associates, Inc., which is a company controlled by George D. Johnson, Jr. and Stewart Johnson. We entered into this leasing arrangement in February 1997 and moved into different space under a different lease in November 1998. The current lease agreement expires in December 2001. The lease calls for monthly rent of approximately $4,600 plus certain additional charges. We made total payments of $91,000 and $75,000 under these leases during 1997 and 1998, respectively.

     In 1996, we entered into a 10-year lease for a suite at Pro Player Stadium and a 3-year lease for a suite at Homestead Motorsports Complex. The Pro Player Stadium lease has a base rent of $115,000 per year and the Homestead Motorsports Complex lease has a base rent of $53,250 per year. In 1998, we entered into a 3-year lease for an additional suite at Pro Player Stadium and a 7-year lease for a suite of the Broward County Arena. The additional Pro Player Stadium lease has a base rent of $83,000 per year and the Broward County Arena lease has a base rent of $120,000 per year. All of the leases are subject to additional charges and periodic escalation. H. Wayne Huizenga, the Chairman of our Board of Directors, owns Pro Player Stadium and had an approximately 50% ownership interest in Homestead Motorsports Complex (which was later reduced to approximately 10%). He also is Chairman of the Board of Directors of the company that operates the Broward County Arena. We believe that the terms of these leases are comparable to those charged to other persons.

     We use the services of Psychemedics Corporation to perform certain employment related services, including drug screening, with respect to our employees. We paid Psychemedics $23,000, $126,000, and $251,000 for these services in 1996, 1997, and 1998, respectively. Donald F. Flynn and John J. Melk, each of whom are directors of the Company, are directors of Psychemedics, which is a publicly-traded company. Messrs. Flynn and Melk beneficially own approximately 9.4% and 9.9%, respectively, of Psychemedics' common stock. In addition, Mr. Huizenga beneficially owns approximately 10.6% of Psychemedics' common stock.

                            SOLICITATION OF PROXIES

     The Board of Directors will solicit your proxy by mail. Your proxy may also be solicited by directors, officers, and a small number by our employees personally or by mail, telephone, facsimile, or otherwise. These persons will not be compensated for their services. Brokerage firms, banks, fiduciaries, voting trustees, or other nominees will be requested to forward the proxy soliciting material to the beneficial owners of stock held of record by them, and we have hired Proxy Services Corporation to coordinate that solicitation for a fee of approximately $1,500 plus expenses. The entire cost of the Board of Directors' solicitation will be borne by us.

             SUBMITTING YOUR PROPOSALS FOR THE 2000 ANNUAL MEETING

     According to the rules of the Securities and Exchange Commission, if you want to submit a proposal for inclusion in the proxy material to be distributed by us in connection with our 2000 annual meeting of stockholders, you must do so no later than November 30, 1999. Your proposal should be submitted in writing to the Secretary of the Company at our principal executive offices. In addition, our bylaws require that in order for you properly to bring any business before any meeting of stockholders, including nominations for the election of directors, you must provide written notice, delivered to the Secretary of the Company at our principal executive offices, not less than 60 nor more than 120 days prior to the meeting date. In the event that we provide less than 65 days notice or prior public disclosure of the date of the meeting, your notice, in order to be timely, must be received by us not later than the close of business on the seventh day following the day on which we mailed our notice or gave other disclosure of the meeting date. Your notice must include your name and address as it appears on our records and the class and number of shares of our capital stock you beneficially owned on the record date for the meeting. In addition,
(1) for proposals other than nominations for the election of directors, your notice must include a description of the business you want brought before the meeting, your reasons for conducting that business at the meeting, and any material interest you have in that business, and (2) for proposals relating to your nominations of directors, your notice must also include, with respect to each person nominated, the information required by Regulation 14A under the Securities Exchange Act of 1934, as amended.

                                     GENERAL

     It is important that your proxy be returned promptly. If you are unable to attend the meeting, you are urged, regardless of the number of shares owned, to mark, date, sign, and return without delay your proxy card in the enclosed addressed envelope.

                                      By Order of the Board of Directors
                                      Robert A. Brannon
                                      Senior Vice President, Chief Financial
                                      Officer, Secretary, and Treasurer

REVOCABLE                 EXTENDED STAY AMERICA, INC.                  REVOCABLE
PROXY                                                                      PROXY
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS for the Annual Meeting of Stockholders on May 19, 1999 -- 11:00 a.m.

  The undersigned hereby appoints George D. Johnson, Jr. or Robert A. Brannon, or either one of them, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of Common Stock of Extended Stay America, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on May 19, 1999, at 11:00 a.m., at the Broward Center for the Performing Arts, 201 Southwest Fifth Avenue, Ft. Lauderdale, Florida, and at any and all postponements and adjournments thereof, as follows:

  This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted (i) FOR each of the Nominees listed and
(ii) FOR the proposal to ratify the action of the Board of Directors in appointing PricewaterhouseCoopers, LLP as independent auditors for the Company in 1999. If any other business is presented at the Annual Meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

           [_]  Check here if you plan to attend the Annual Meeting.

 PLEASE MARK, SIGN, DATE, AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                 (Continued and to be signed on reverse side.)

                          EXTENDED STAY AMERICA, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [_]

       This Proxy will be voted in accordance with specifications made.
If no choices are indicated, this Proxy will be voted FOR the election of all of the Nominees and for Item 2

1.  Election of Directors--Nominees: H. Wayne
    Huizenga,  George D. Johnson, Jr., Donald F. Flynn,
    Stewart H. Johnson, John J. Melk, and
    Peer Pedersen

   ---------------------------------------------------
                    Nominee Exception

2. To ratify the action of the Board of Directors of the Company in appointing PricewaterhouseCoopers,
    LLP as independent auditors for the Company in 1999.



For [_] Withhold  [_] For All Except [_]

For [_]   Against [_]   Abstain [_]


3. In their discretion, on such other business as may properly come before the meeting.



The Board of Directors recommends a vote FOR the Nominees listed and FOR the proposal to ratify the action of the Board of Directors in appointing PricewaterhouseCoopers.


The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders, a Proxy Statement dated March 30, 1999, and the
Annual Report to Stockholders.

Dated:_____________________________ ______, 1999

Signature(s)____________________________________


------------------------------------------------
Please sign exactly as name appears hereon. Joint owners should each sign. Where applicable, indicate official position or representative capacity.



                             FOLD AND DETACH HERE

                            YOUR VOTE IS IMPORTANT!

         PLEASE VOTE, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.